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                                  EXHIBIT 6.14

                                 LOAN AGREEMENT

      This Agreement, is made this 27th day of August, 1999, by and among Norwest Bank Colorado, National Association, Trustee of the James C. Berger Rollover IRA, John M. Ventimiglia and Robin L. Morley & Mark E. Morley (collectively "Lender"); OPEC Corp., a Colorado corporation, ("Borrower"); and Donald D. Cannella ("Guarantor").


      WHEREAS, Borrower has applied to Lender for a loan in the amount of ONE MILLION and no/100ths DOLLARS (U.S. $1,000,000.00) in order to meet its cash flow business obligations, and

      WHEREAS, Guarantor has a substantial economic interest in the success of Borrower and its parent company, FutureOne, Inc., a Nevada corporation ("FutureOne", and together with the Borrower, the "Company") and desires that the Borrower and the Lender enter into the Loan, and

      WHEREAS, Lender desires to make the aforesaid loan subject to the following terms and conditions,

      NOW, THEREFORE, for and in consideration of the following mutual agreements and other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

            1. Loan. Lender agrees to lend Borrower ONE MILLION and no/100ths DOLLARS (U.S. $1,000,000.00) on the following terms:

INTEREST RATE:    15% per annum.

TERM:             Due September 1, 2001.

PAYMENTS:         All accrued but unpaid interest on the 1st day of October,
                  1999, and on the first day of each month thereafter. The
                  entire outstanding principal balance, together with all
                  accrued and unpaid interest and all other sums due hereunder, shall be due in full on September 1, 2001, IN A BALLOON
                  PAYMENT. Borrower understands this Note is payable in full on
                  September 1, 2001, and that this Note is a balloon payment loan. The Lender is under no obligation to refinance the loan at that time. Borrower will therefore be required to make
                  payment out of other assets it may own, or it will have to find a Lender willing to lend it money at prevailing market rates, which may be considerably higher than the interest rate of this loan. If Borrower refinances this loan at maturity, it may have to pay some or all closing costs normally associated with a new loan, even if it obtains refinancing from the same
                  Lender. If Borrower
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                  fails to repay the principal and interest as required under this paragraph, then the Lender may invoke any of the remedies permitted by the Note and UCC Security Agreement.

CONVERSION PRIVILEGE: Lender shall have the right to convert (the "Conversion Privilege") the principal amount of the Note into shares of common stock of FutureOne, par value $.001 per share ("Common Stock", and together with the Note, the "Securities") at the conversion ratio of $2.25 of principal for one share of Common Stock.

PREPAYMENT RESTRICTIONS: This note may be prepaid at any time in whole or in part upon one hundred twenty (120) days written notice to Lender, subject to Lender's Conversion Privilege. In the event all or a portion of the shares of Common Stock issuable upon conversion are not unrestricted and freely transferable or transferable in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Borrower shall have no right to prepay the Note. The parties acknowledge the one year holding period for the Common Stock pursuant to Rule 144(d) promulgated under the Securities Act shall elapse on or before August 27, 2000 with respect to the Lender.

ADDITIONAL TERMS: Additional terms are set forth in the Note and Security Agreement, copies of which are attached hereto as Exhibit A and Exhibit B respectively incorporated herein.

            2. Loan Origination Fee. Borrower agrees to pay a two per cent (2%) loan origination fee to Lender in the amount of TWENTY THOUSAND DOLLARS ($20,000.00), due at Closing.

            3. Loan Disbursement. The parties agree that the loan shall be disbursed at Closing.

            4. UCC Search. Lender shall conduct a UCC search on Borrower which search shall contain no matters unacceptable to Lender.

            5. Closing Costs. Borrower shall pay all costs and expenses incidental to this loan transaction, including but not limited to, UCC search fees, filing fees, wire transfer fees, closing fees, and Lender's attorney's fees which attorney's fees shall not exceed $5,000.00.

            6. Guaranty. The promissory note shall be personally guaranteed by Guarantor.

            7. Security. Upon Closing, the Borrower shall execute and deliver to Lender a UCC security agreement and financing statement securing the promissory note to be executed in conjunction herewith and securing Borrower's accounts. The Note, UCC Security Agreement and Guaranty shall be in a form satisfactory to Lender.

            8. Representations and Warranties. The Borrower and FutureOne, Inc. represent and warrant as follows:


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                  a. Organization, Standing, of Borrower. The Borrower is, and
      at Closing will be a Corporation, duly organized validly existing and in good standing under the laws of the State of Colorado, with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted; the Borrower has, and at Closing will have all requisite corporate power and authority to enter into this Loan Agreement and to carry out the terms hereof.

                  b. Organization, Standing, of FutureOne, Inc. FutureOne, Inc. ("FUTO") is, and at Closing will be a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted; FUTO has and at Closing will have all requisite corporate power and authority to enter into this Agreement and to issue the stock certificates required by the conversion provisions of this Agreement, and to carry out the terms hereof and thereof. Borrower is a wholly owned subsidiary of FUTO.

                  c. Financial Statements. Borrower has furnished Lender with the following financial statements: (a) audited statement of income for the one year ten month period ended July 28, 1998; and audited balance sheets as of July 28, 1998; (b) unaudited income statements for the nine month period ended June 30, 1999 and unaudited balance sheets as of August 26, 1999. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Borrower as of the dates thereof and the results of operations included therein for such periods.

                  d. No material adverse change in financial condition or affairs. From July 28, 1998 to Closing, there has been no material adverse change in the assets, liabilities, financial condition or affairs of Borrower from that set forth or reflected in the financial statements as of July 28, 1998 referred to hereinabove.

                  e. No default on other debt. Neither Borrower nor FUTO is in default in respect to the payment of any indebtedness or the observance of any covenant or condition, which would enable the creditor to accelerate the maturity of its indebtedness, set forth in any instrument or agreement relating thereto.

                  f. No stockholder or governmental consent required. No consent, approval, or authorization by the holder of any shares of Borrower or FUTO or by any governmental authority is presently required in connection with the execution and delivery of this Agreement or the conversion of the Note into Common Stock of FUTO or the consummation of any other transaction contemplated hereby.

                  g. Disclosure. Neither any statement furnished to you in writing by or on behalf of Borrower or FUTO in connection with the transactions contemplated hereby


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      contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                  h. Authorization, Execution and Delivery of Note and Security Agreement. The Note and Security Agreement have been duly and validly authorized, and when executed and delivered in accordance with the provisions of this Agreement will be the Borrower's valid obligations, legally binding upon it in accordance with their terms, and entitled to the benefits of this Agreement in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights.

            9. Lender's Representations and Warranties. See Rider A, paragraph 9 attached hereto and incorporated herein.

            10. Fiduciary. See Rider A, paragraph 10 attached hereto and incorporated herein.

            11. Conditions. Lender's obligation to make the loan to Borrower at Closing is subject to the fulfillment to its satisfaction, before or at Closing of the following conditions:

                  a. Representations and Warranties Correct. Borrower's representations and warranties contained herein or otherwise made in writing by or on behalf of the Borrower and FUTO in connection with the transactions contemplated hereby shall have been correct when made and shall be correct at and as of Closing, except as affected by the transactions contemplated hereby.

                  b. Reservation of Common Stock. FUTO shall have duly authorized and reserved for issuance the shares of Common Stock issuable upon the conversion of the Note.

                  c. Performance. Borrower and FUTO shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at Closing.

                  d. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in form and substance to Lender and Lender shall have received all of such documents requested by it.

            12. Inspection. The holder of the Note will be permitted by Borrower and FUTO to visit and inspect, at Borrower's expense, any of Borrower's or FUTO's properties, including its books (and to make extracts or copies therefrom), and to discuss its affairs, finances, and accounts with its officers, all at such reasonable times and as often as is reasonably requested, provided, however, that all material furnished pursuant hereto to the extent not otherwise made public by Borrower or FUTO is furnished to Lender solely for the purposes hereof and with the understanding


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that Lender will not disclose such information to any third party, except for regulatory authorities and other proper disclosures.

            13. Closing. Closing of the shall take place at the offices of the Lender's attorneys, ALPERN, MYERS, STUART, SCHEUERMAN & LEVINSON, A Legal Services LLC, 14 North Sierra Madre, Colorado Springs, CO 80903, at 11:00 a.m. on Friday, August 27, 1999.

            14. Authorization. The board of directors of Borrower shall authorize this loan to be made and the board of directors of FutureOne, Inc. shall authorize the conversion privileges.

            15. Facsimiles. Facsimile signatures may be considered as originals for the purpose of Closing, but shall be replaced by original signatures forthwith after Closing.

            16. This Agreement shall be binding upon and inure to the benefit of heirs, successors, trustees, and assigns of the parties. It shall be governed by and construed in accordance with the laws of the State of Colorado.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

                                    LENDER:

                                    Norwest Bank Colorado, National
                                    Association, Trustee of the James C. Berger
                                    Rollover IRA

                                    By:
                                       ---------------------------------
                                          Terry P. Coffelt, Vice President


                                    ------------------------------------
                                    John M. Ventimiglia


                                    ------------------------------------
                                    Robin L. Morley

                                    ------------------------------------
                                    Mark E. Morley


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                                   BORROWER:

                                   OPEC Corp., a Colorado corporation


                                   By:_________________________________
                                       Donald D. Cannella, President
ATTEST:


_________________________________
Daniel J. Romano, Secretary

                                   GUARANTOR:


                                   ___________________________________
                                   Donald D. Cannella



STATE OF COLORADO   )
                    ) ss.
County of El Paso   )

      Subscribed and sworn to before me this _________ day of August, 1999, by Terry P. Coffelt, as Trustee for Norwest Bank Colorado, National Association, Trustee of the James C. Berger Rollover IRA.

      WITNESS my hand and official seal.

      My commission expires:____________

(SEAL)


                                            ___________________________________
                                                Notary Public


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STATE OF COLORADO    )
                     ) ss.
County of El Paso    )

      Subscribed and sworn to before me this _____________ day of August, 1999, by John M. Ventimiglia.

      WITNESS my hand and official seal.

      My commission expires:________________

(SEAL)


                                            ___________________________________
                                                Notary Public

STATE OF COLORADO   )
                    ) ss.
County of El Paso   )

      Subscribed and sworn to before me this ___________ day of August, 1999, by Robin L. Morley and Mark E. Morley.

      WITNESS my hand and official seal.

      My commission expires:_______________

(SEAL)


                                            ___________________________________
                                                Notary Public


STATE OF COLORADO   )
                    ) ss.
County of El Paso   )

      Subscribed and sworn to before me this ____________ day of August, 1999, by Donald D. Cannella, as President and Daniel J. Romano, as Secretary of OPEC Corp., a Colorado corporation.

      WITNESS my hand and official seal.

      My commission expires:_______________

(SEAL)


                                            ___________________________________
                                                Notary Public


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STATE OF COLORADO   )
                    ) ss.
County of El Paso   )

      Subscribed and sworn to before me this ____________ day of August, 1999, by Donald D. Cannella, as Guarantor.

      WITNESS my hand and official seal.

      My commission expires:______________

(SEAL)


                                            ___________________________________
                                                Notary Public


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               ACKNOWLEDGMENT OF CONVERSION PRIVILEGE & WARRANTIES

      In consideration of Lender making this Loan to Borrower, the undersigned executes this Loan Agreement not as a Maker or Guarantor, but merely to acknowledge its obligations concerning the Conversion Privilege and its warranties.


                                          FutureOne, Inc., a Nevada Corporation


                                          By:________________________________
                                                Earl Cook, Vice President

ATTEST:


____________________________________

________________________, Secretary


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